Mineral Exploration and Purchase Agreement	Contrato de Exploración Minera y Compra
This Mineral Exploration and Purchase Agreement (the “Agreement”) is effective as of December 31, 2024, among and between:	El presente Contrato de Exploración Minera y Compra (el “Contrato”) se celebra con efectos a partir del 31 de diciembre de 2024 entre:
Tomas Ramirez Lopez, having an address at Calle Bravo 2, Villa de Series, Hermosillo, Sonora, Mexico (collectively referred to as the “Property Owner”),	Tomás Ramírez López con domicilio en Calle Bravo 2, Villa de seris, Hermosillo, Sonora, Mexico, Sonora, México (en adelante, el “Concesionario”),
AND BY:	Y POR:

Lucent Inc., a company duly incorporated and validly existing as Nevada Company, United States of America, herein represented by Mr. Steve Arenal, chairman, with address at 5151 California Avenue Suite 300, Irvine, California, 92617 USA (hereinafter referred to as the “Company”).

Lucent Inc., sociedad debidamente constituida y en existencia conforme a las leyes del estado de Nevada en los Estados Unidos de América, representada en el presente acto por el Sr. Steve Arenal, presidente, con domicilio en 5151 California Avenue Suite 300, Irvine, California, 92617 USA, (en adelante como la “Compañía”).

The parties hereto covenant and agree to the signing hereof under the following warranties, representations, and clauses:	Las partes acuerdan celebrar el presente Contrato conforme las siguientes declaraciones, garantías y cláusulas:
REPRESENTATIONS AND WARRANTIES BY THE PROPERTY OWNER	DECLARACIONES Y GARANTIAS DEL CONCESIONARIO
The Property Owner hereby warrant and represent the Company as follows:	El Concesionario manifiesta y garantiza a la Compañía lo siguiente:

A.The Property Owner is the sole owner or has acquired 100% of the rights and title to the mineral concessions described in Exhibit “A” attached hereto (collectively referred to as the “Mineral Concessions”).  These concessions, in whole or in part, were acquired from Messrs. Raul Fernando Lemas Pompa, Luis Heriberto Ramirez, and Jose Guadalupe Jimenez Mijarez.

A.El Concesionario es el único propietario o ha adquirido el 100% de los derechos y títulos sobre las concesiones mineras descritas en el Anexo “A” adjunto al presente (denominadas colectivamente como las “Concesiones Mineras”). Estas concesiones, total o parcialmente, fueron adquiridas de los señores Raúl Fernando Lemas Pompa, Luis Heriberto Ramírez y José Guadalupe Jiménez Mijarez.

B.Each of the Property Owner possesses the full legal capacity and competency required by law to enter into this Agreement and to fulfill his obligations hereunder.	B.El Concesionario posee la capacidad legal y competencia requerida por la ley para celebrar el presente acto y para cumplir con todas y cada de sus obligaciones y convenios pactados en el mismo.
C.The Mineral Concessions are, and will remain during the Term (as defined below):	C.Las Concesiones Mineras se encuentran y continuarán durante el Término de Vigencia del presente Contrato (definido adelante):

(i)Valid,	(i)Vigentes,
(ii)Free and clear of all liens, charges, environmental liabilities, claims of others, and limitations of ownership whatsoever, and;	(ii)Libres de todo gravamen, carga, afectación, pasivos ambientales, oposición de tercero o limitación de dominio alguno a la fecha de la firma del presente contrato; y
(iii)In full satisfaction with all obligations imposed by the Mining Act and its Regulations.	(iii)En cumplimiento pleno con las obligaciones impuestas por la Ley Minera y su Reglamento.
D.No agreement or understanding is in force and effect which might impede the execution hereof or affect in any way the rights attached to or their ownership to the Mineral Concessions.

D.No existe ningún contrato o acuerdo de voluntades vigente que prohíba la celebración del presente Contrato o que afecte de cualquier forma los derechos derivados o su titularidad de las Concesiones Mineras.

E.The Property Owner do not know any currently outstanding adverse claim, opposition from others or third-party conflict in connection with the rights attached, or the ownership, to the Mineral Concessions nor to their knowledge there on any basis, therefore.

E.El Concesionario no tiene conocimiento de que actualmente exista o bases para que existan en el futuro alguna reclamación u oposición de tercero alguno, demanda en contra o conflicto relacionado con los derechos derivados o la titularidad de las Concesiones Mineras.

F.No person is entitled to any royalty rights or any other interest in the production of Minerals (as defined below) from the Mineral Concessions.	F.Ninguna persona es acreedora a ningún derecho de regalía o cualquier otro interés jurídico relacionado con la producción de Minerales (definidos adelante) de las Concesiones Mineras.
G.The Mineral Concessions have been duly and validly located and recorded and are accurately described in Exhibit “A” hereof.	G.Las Concesiones Mineras se encuentran debidamente localizadas e inscritas y se encuentran correctamente descritas en el “Anexo A” del presente Contrato.

H.All work carried out on the Mineral Concessions by the Property Owner has been carried out in compliance with applicable laws, and the Property Owner has not received, to their knowledge, notification of any breach of such laws.

H.Todas las actividades desarrolladas el Concesionario en las Concesiones Mineras se realizaron en cumplimiento con las leyes aplicables y el Concesionario no han recibido a la fecha de la firma del presente contrato a su leal conocimiento notificación de ninguna autoridad competente de incumplimiento con dicha normatividad.

I.The Property Owner have full access and occupation rights to the land covering the Mineral Concessions with no fact or condition precedent that would result in termination of such rights; such rights are transferred to the Company on signing of this Agreement.

I.El Concesionario tiene derechos de acceso y ocupación sobre la superficie de los lotes amparados por las Concesiones Mineras sin que exista ningún hecho o condición que podría ocasionar la terminación de dichos derechos; dichos derechos son transmitidos a la Compañía a la firma del presente Contrato.

J.The Property Owner acknowledges the legal existence of the Company and the sufficiency of the authority of its legal representative acting in its representation hereunder.	J.El Concesionario reconoce la legal existencia de la Compañía y la suficiencia de los poderes de su representante legal para comparecer en la forma en que lo hace en el presente acto.

REPRESENTATIONS AND WARRANTIES BY THE COMPANY	DECLARACIONES Y GARANTIAS DE LA COMPAÑÍA
The Company warrants and represents to the Property Owner as follows:	La Compañía manifiesta al Concesionario lo siguiente:
A.The Company is duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada and it is lawfully authorized to enter into this Agreement.

A.La Compañía es una sociedad mercantil en existencia y debidamente constituida conforme a las leyes del Estado de Nevada y se encuentra autorizada conforme a derecho para celebrar el presente Contrato.

B.The authority conferred upon the Company’s legal representative appearing in its name herein, as set out in paragraph A above; such authority is sufficient under the law for the execution hereof and has not, as of this date, been revoked, limited, or amended in any manner whatsoever.

B.Los poderes de su representante legal que comparece en su nombre en el presente acto constan en el documento descrito en el párrafo A anterior, dicho poder es suficiente conforme a derecho para la celebración del presente acto y no han sido revocados, limitados o modificados en forma alguna.

The signing hereof constitutes a binding and legal obligation of the parties hereto, in accordance with the following:	La firma del presente instrumento constituye la obligación legal de los suscritos firmantes de conformidad con las siguientes:
CLAUSES	CLAUSULAS

1.Transfer.

The Property Owner hereby sell an undivided 100% title to the Mineral Concessions described in Schedule A hereto, and they agree to unconditionally transfer to the Company 100% undivided title to the Mineral Concessions, free and clear of any liens, charges, encumbrances, or claims of others, upon execution of this Agreement.

1.Transferencia.

El Concesionario por este medio venden el 100% de los derechos sobre las concesiones mineras descritas en el Anexo A del presente Contrato y acuerdan transferir incondicionalmente a la compañía el 100% de los derechos sobre dichas concesiones mineras, libres de cualquier gravamen, carga, afectación o reclamación de terceros, al momento de la ejecución del presente Contrato.

2.Payments.

The Company acquires an undivided 100% title to the Mineral Concessions by completion of the following cash or stock payments (defined hereunder) on the Mineral Concessions and therefore maintain the Agreement in full force and effect (“Payments”):

2.   Pagos.

La Compañía adquiere el 100% de los derechos sobre las Concesiones Mineras mediante la realización de los siguientes pagos, ya sea en efectivo o en acciones (definidos a continuación), relacionados con las Concesiones Mineras, y de esta forma mantendrá el Contrato en pleno vigor y efecto ("Pagos"):

a.A cash payment within ten (10) business days of the execution of this Agreement of USD$10,000 (Ten thousand 00/100 Dollars of the United States of America).	a. Un pago en efectivo de USD$10,000 (Diez mil 00/100 Dólares de los Estados Unidos de América) dentro de los diez (10) días hábiles posteriores a la firma de este contrato;
b. A cash or stock payment to the Property Owner of USD$2,400,000 (Two million four hundred 00/100 Dollars of the United States of America).	b. Un pago en efectivo o en acciones al Concesionario por la cantidad de USD$2,400,000 (Dos millones cuatrocientos mil 00/100 Dólares de los Estados Unidos de América).

c. Stock Options to the Property Owner of with a value of USD$1,000,000 (One million Dollars of the United States of America).	c. Opción de compra de acciones por la cantidad de USD$1,000,000 (Un millón 00/100 Dólares de los Estados Unidos de América).

The payment schedule detailing the amounts, deadlines, and conditions for the payments to be made by the Company is attached hereto as Exhibit “B” and forms an integral part of this Agreement. Both parties agree to comply with the terms and conditions set forth in Exhibit “B”, and any modification to the payment schedule must be mutually agreed upon in writing by both parties.

El calendario de pagos que detalla los montos, plazos y condiciones para los pagos que deberá realizar la Compañía se encuentra adjunto al presente como Anexo “B” y forma parte integral de este Contrato. Ambas partes acuerdan cumplir con los términos y condiciones establecidos en el Anexo “B”, y cualquier modificación al calendario de pagos deberá ser acordada por escrito y de manera mutua por ambas partes.

3.Obligations of the Property Owner.	3.Obligaciones del Concesionario.
While this Agreement remains in full force and effect, the Property Owner shall, individually and jointly:	Mientras el presente Contrato se encuentre vigente, el Concesionario, en forma individual y mancomunada deberán:

a.Defend their title to the Mineral Concessions and maintain the Mineral Concessions validly subsisting, free and clear of all liens, chargers, encumbrance, or limitation of ownership; should the Company find any defects on title for any of the Minerals Concessions, the cost to cure such defects will reduce the amount of the Payments Purchase Price;

a.Defender su titularidad de las Concesiones Mineras y las mantendrán vigentes, libres de todo gravamen, afectación o limitación de dominio; si la Compañía llegara a descubrir alguna condición que afecte la vigencia de cualquiera de las Concesiones Mineras, el costo de restaurar dicha vigencia o titularidad será reducido de los Pagos;

b.Maintain the Mining Concession in full satisfaction of each and all obligations imposed by the Mining Law and its Regulations, including without limitation the filing at the General Directorate of Mining and any assessment works, reports, payments of mining duties and statistical technical reports outstanding as of the date hereof (including for the past five years prior to the date of signing hereof), as mandated under Article 27, paragraph I, II and III of the Mining Law;

b.Mantener las Concesiones Mineras en cumplimiento pleno con todas y cada una de las obligaciones impuestas por la Ley Minera y su reglamento, incluyendo sin limitar, la presentación a la Dirección General de Minas de los informes de comprobación de obras y trabajos de exploración o explotación, pagos de derechos e informes técnicos estadísticos que se encuentran pendientes sin comprobar a la fecha de firma del presente Contrato (incluyendo a los cinco años anteriores a la firma del presente Contrato), en los términos del Artículo 27, Fracción I, II y III de la Ley Minera;

c.Not reduce, divide, or group, or file an application to reduce, divide or group, the land area of the Mineral Concessions, without the prior written consent of the Company;

c.Abstenerse de reducir, dividir o agrupar ni presentar solicitud para reducir, dividir o agrupar, el área superficial de los lotes mineros por las Concesiones Mineras, sin el consentimiento previo de la Compañía;

d.Not transfer or in any way deal with directly or indirectly, encumber, charge or pledge, nor permit the transfer, encumbrance, charging or pledging of, any of the rights or title to Mineral Concessions;

d.Abstenerse de transmitir ni de ninguna forma negociar, directa o indirectamente, ni gravar, afectar u ofrecer en garantía, ni permitir la transmisión, el gravamen, afectación o puesta en garantía, de los derechos derivados o la titularidad de las Concesiones Mineras;

e.Not exercise nor allow the exercise by a third party (apart from the Company as herein provided) of any of the rights to the Mineral Concessions set out in Article 19 of the Mining Law;

e.Abstenerse de ejercer o permitir el ejercicio por parte de tercero alguno (aparte de la Compañía conforme al presente Contrato) de ninguno de los derechos conferidos sobre las Concesiones Mineras en el Artículo 19 de la Ley Minera;

f.Allow, and not interfere with, the execution of the Mining Activities (defined hereunder) by the Company;	f.Permitir y no interferir en la ejecución por parte de la Compañía de las Actividades Mineras (definidas en adelante);

g.Promptly inform the Company of any information or communication, either in writing or otherwise, delivered by the General Directorate of Mining or any other authority or third party in connection with the Mineral Concession;

g.Informar de inmediato a la Compañía de toda información o comunicación escrita o de cualquier otra naturaleza entregada por la Dirección General de Minas o cualquier autoridad o terceros en relación con las Concesiones Mineras;

h.When requested by the Company, promptly assist the Company in the acquisition of land access rights, consents, and approvals from local Ejido by way of execution of a land lease agreement for a minimum of twenty (20) years at a mutually agreed annual rental fee per hectare and environmental permits and any required permits and approvals to conduct exploration, drilling and exploitation activity required for the execution of the Mining Activities (defined hereunder);

h.Cuando lo solicite la Compañía, asistir oportunamente a la Compañía en la adquisición de los derechos superficiales de acceso, consentimiento, aprobaciones y anuencias requeridos del Ejido local mediante firma de un convenio de ocupación temporal por un término mínimo de veinte (20) años con una renta anual por hectárea acordada mutuamente por las partes, y todos los permisos ambientales y autorizaciones requeridos para desarrollar actividades de exploración, perforación y explotación minera, con la finalidad de llevar a cabo la ejecución de las Actividades Mineras (definidas adelante);

i.Unconditionally transfer to the Company the title to the Mineral Concessions, free and clear of all liens, charges, and limitation of ownership whatsoever, at no additional compensation to the Property Owner apart from the Payments;

i.Transmitir incondicionalmente a la Compañía la titularidad de las Concesiones Mineras, libres de todo gravamen, carga y limitación de dominio alguno, sin compensación adicional al Concesionario aparte de los Pagos;

j.Provide evidence of the title of the Mineral Concessions and any evidence of prior expenditures completed on the Mineral Concessions as may reasonably be requested by the Company, to the satisfaction of the Company;

j.Entregar constancias de su titularidad de las Concesiones Mineras y de los gastos previos realizados sobre las Concesiones Mineras que sean razonablemente solicitados por la Compañía, a satisfacción de la Compañía;

k.Provide historical geological data on the Mineral Concessions and such additional information to the Mineral Concessions as may reasonably be required by the Company or its representatives to complete the National Instrument 43-101 compliant technical report on the Mineral Concession, such report to be in form and substance satisfactory to the Stock Exchange;

k.Entregar información histórica sobre las Concesiones Mineras y todo acceso adicional a las Concesiones Mineras que sea razonablemente solicitado por la Compañía o sus representantes para preparar un reporte técnico en cumplimiento con Instrumento Nacional 43-101 sobres las Concesiones Mineras, cuyo reporte deberá ser en forma y sustancia satisfactoria para el Mercado de Valores;

l.Indemnify and hold the Company harmless for any liabilities or claims arising from any and all activities on the Mineral Concessions prior to the Closing Date, or following the Closing Date, any activities on the Mineral Concessions undertaken pursuant to Clause 14 of this Agreement, and will not encumber the Mineral Concessions with environmental liabilities while conducting such activities;

l.Indemnizar y mantener libre a la Compañía de cualquier responsabilidad legal o reclamación que resulten de sus actividades en las Concesiones Mineras con anterioridad o posterioridad a la Fecha de Cierre, así como de cualquier actividad desarrollada conforme a la Cláusula 14 del presente Contrato; y no adquirirán ningún pasivo ambiental sobre las Concesiones Mineras durante el desarrollo de dichas actividades mineras;

m.The Property Owner may not explore and exploit any minerals.	m.El Concesionario no podrá explorar y explotar ningún tipo minerales.
n.Not do any act inconsistent with the intention of the parties hereunder	n.Abstenerse de realizar algún acto que sea inconsistente con la voluntad de las partes en el presente Contrato.
4.Obligations of the Company.	4.Obligaciones de la Compañía.
While this Agreement remains in full force and effect, the Company shall:	Mientras el presente Contrato se mantenga vigente, la Compañía deberá:
a.Pay the mining duties applicable from year 2020 to the Mineral Concessions as set out in Article 27, Paragraph II, of the Mining Law;	a.Pagar los derechos de minería a partir del año 2020 correspondientes a las Concesiones Mineras conforme lo ordena;

b.Carry out and, with the assistance of the Property Owner when required, report to the General Directorate of Mining the minimum assessment works required from year 2020 concerning the Mineral Concessions as set out in Article 27, Paragraph I of the Mining Law;

b.Ejecutar y, con la cooperación del Concesionario cuando se requiera, comprobar a la Dirección General de Minas, las inversiones mínimas en obras y trabajos requeridos a partir del año 2020 sobre las Concesiones Mineras conforme al Artículo 27, Fracción I de la Ley Minera;

c.During the execution of the Mining Activities (defined hereunder), comply with the laws and technical official norms of Mexico applicable to the mining-metallurgical industry concerning mine safety, ecological equilibrium, and environmental protection, per Article 27, Paragraph IV of the Mining Law, and;

c.Sujetarse durante la ejecución de las Actividades Mineras (definidas adelante) a la Legislación y normas oficiales mexicanas aplicables a la industria minero-metalúrgica en materia de seguridad en las minas y de equilibrio ecológico y protección al ambiente, conforme al Artículo 27, Fracción IV de la Ley Minera, y;

d.With the assistance of the Property Owner when required, file statistical, technical, and accounting reports required from year 20__ under Article 27, Paragraph VII of Mining Law	d.Con la cooperación del Concesionario cuando se requiera, presentar los informes estadísticos, técnicos y contables ordenados a partir del año 20__ por el Articulo 27, Fracción VII de la Ley Minera;

e.The Company agrees that all liens associated with or connected to the Mineral Concessions shall be fully paid and resolved by the Company. Any future extraneous business-related debts arising from the operation, management, or ownership of the Mineral Concessions shall remain the sole responsibility of the Company, while any non-business obligations shall remain the responsibility of the Property Owner.

e.La Compañía acuerda que todos los gravámenes asociados o relacionados con las Concesiones Mineras serán pagados y resueltos en su totalidad por la Compañía. Cualquier deuda futura relacionada con operaciones, gestión o propiedad de las Concesiones Mineras será responsabilidad exclusiva de la Compañía, mientras que cualquier obligación ajena a la actividad comercial seguirá siendo responsabilidad del Concesionario.

5.Operator / Mining Activities.	5.Operador / Actividades Mineras.

The Company shall be the operator of all activities conducted in, on, or to the Mineral Concessions. The Company shall take into consideration recommendations and observations from the Property Owner, in respect of technical decisions in the exploration of the Mineral Concessions. It is agreed that the intent of the parties hereto is that the exploration of the Mineral Concessions is conducted in an efficient manner a duly explored. The Property Owner hereby grant to the Company exclusive rights to conduct on the Mining Concession any and all activities set out in Article 3, Paragraph I of the Mining Law in order to identify deposits of minerals defined in Article 3 of the Mining Law (“Minerals”) and quantify and evaluate mineral reserves to determine the economic recovery of Minerals, including but limited to (collectively, “Mining Activities”):

La Compañía será la operadora de todas las actividades desarrolladas en o relacionadas con las Concesiones Mineras. La Compañía tomará en consideración las recomendaciones y observaciones del Concesionario respecto a las decisiones técnicas de exploración de las Concesiones Mineras. Se acuerda que la intención de las partes es que la exploración de las Concesiones Mineras se desarrolle en forma eficiente y sean debidamente exploradas. El Concesionario otorga a la Compañía el derecho exclusivo de ejecutar sobre los lotes mineros amparados por las Concesiones Mineras las obras y trabajos descritos en el Artículo 3, Fracción I de la Ley Minera, para identificar depósitos de los minerales definidos en el Artículo 3 de la Ley Minera (denominados los “Minerales”) y cuantificar y evaluar reservas de Minerales para determinar si son económicamente aprovechables, incluyendo, sin limitar (denominadas, las “Actividades Mineras”):

a.Prospecting and exploration of Minerals, drilling, trenching, excavation, geological, geochemical, geophysical, and airborne surveys, and mapping; the sampling of soil, stream sediments, and rocks; metallurgical analyses and test of samples; assaying of the mineral content of sampling and pilot plant testing

a.La prospección y exploración de Minerales; perforación de todo tipo, zanjeo, excavación y medición geológica, geoquímica, geofísica y área, así como el mapeo de los resultados obtenidos, mediante dichas actividades; el muestreo de suelo, sedimentos y rocas, incluyendo terrenos que se encuentren en los lotes mineros; análisis metalúrgicos y pruebas sobre muestras; ensaye de contenido mineral de todas las muestras y pruebas por planta piloto;

b.The building and operation of any structures, campsites, or processing plants of any type;	b.La construcción y operación de estructuras, edificios o plantas de procesamiento de todo tipo;

c.The removal and disposition of Minerals for the purpose of obtaining assays or making other tests;	c.La remoción y disposición de cantidades razonables de Minerales con el propósito de obtener ensayos o para la elaboración de pruebas de cualquier tipo;

d.The application for, and acquisition in the name of the Mexican subsidiary of the Company of, all permits, authorizations, consents, or concessions from competent authorities or third parties, as the case may be, required under agrarian, mining, water, or environmental protection legislation for the execution of the activities herein described;

d.La solicitud y obtención en nombre de la subsidiaria mexicana de la Compañía de todo permiso, autorización, anuencia o concesión expedido por la autoridad competente o tercero interesado, según sea el caso, requerido por la normatividad agraria, minera, de aguas o de protección al medio ambiente para el desarrollo de las actividades señaladas en la presente Cláusula.

e.The preparation of studies of any kind, including economic assessments, pre-feasibility, or feasibility studies;	e.La elaboración de estudios de todo tipo o naturaleza, incluyendo estudios de evaluación económica, prefactibilidad y factibilidad económica;

f.The application for, and acquisition in the name of the Mexican subsidiary of the Company of, expropriation or temporary occupation rights in and to the land indispensable to carry out the activities herein described; the storage of dumps, tailing and waste; and the establishment of surface or underground easements of rights of ways through mineral properties or land owned by third parties;

f.La solicitud y obtención en nombre de la subsidiaria mexicana de la Compañía, de la exploración, ocupación temporal o constitución de servidumbres de los terrenos indispensables para llevar a cabo las obras y trabajos de exploración o explotación minera señalados en la presente Cláusula, así como para el depósito de terrenos, jales, escorias y graseros, al igual que la constitución de servidumbres de paso subterráneas o de superficie a través de lotes mineros o terrenos propiedad de terceros;

g.The acquisition of rights to the water streaming from mining operations for industrial or domestic use;	g.El aprovechamiento de las aguas provenientes del laboreo de minas, para uso industrial minero o doméstico
h.The preferential acquisition of rights and concessions on water streaming from mining operations for use other than as set out in the above paragraph;	h.La obtención preferente de derechos y concesiones sobre agua de las minas para usos distintos a los señalados en el inciso anterior;
i.The execution of any activity complementary or ancillary to the above.	i.El desarrollo de toda actividad accesoria o complementaria a las actividades anteriormente señaladas.
6.Delivery of Data.	6.Entrega de información.
The parties shall have the following obligations:	Las partes tendrán las siguientes obligaciones:
a.The Company shall have ninety (90) calendar days to carry out the Due Diligence following the execution and ratification of this Agreement before a notary public.	a.La Compañía tendrá noventa (90) días naturales para realizar el “Due Diligence” posteriores a la firma y ratificación del presente Contrato ante notario público;

b.Immediately upon the execution of this Agreement, the Property Owner shall deliver to the Company copies of all information or documentation in their possession regarding the Mineral Concessions, including, but not limited to, maps, assay results, drilling results, geophysical studies, production data, geological information, underground mapping, land data (volume and grades), and similar records. The Property Owner shall not guarantee the accuracy or interpretation of the information provided to the Company under this clause.

b.Inmediatamente una vez firmado el presente Contrato, el Concesionario entregara a la Compañía copias de toda información o documentación en su posesión con respecto a las Concesiones Mineras, incluyendo, sin limitar, mapas, resultados de ensayos, resultados de perforación, estudios de geofísica, información sobre producción, información geológica, mapeo subterráneo, información sobre terrenos (volumen y leyes) etc. El Concesionario no garantizará la certeza o interpretación de la información proporcionada a la Compañía conforme a la presente Cláusula.

7.Escrow Account.	7.Cuenta de Garantía (Escrow).

The Company shall have the right, at its sole discretion and at any time during the term of this Agreement, to require the establishment of an escrow account (“Escrow”) to safeguard the performance of obligations under this Agreement. The escrow account shall be managed by an independent third-party escrow agent mutually agreed upon by the Company and the Property Owner, with associated costs shared equally unless otherwise agreed in writing. The escrow account may hold funds, documents, or titles related to the Mineral Concessions, and assets held in escrow shall only be released upon compliance with the specific conditions set forth in this Agreement or as instructed in writing by both parties. In the event of any dispute, the escrow agent shall retain custody of the assets until a mutual agreement is reached or a final court order is issued. If the Property Owner refuse to cooperate in establishing the escrow account upon the Company's request, the Company may suspend its obligations under this Agreement until the escrow account is duly established.

La Compañía tendrá el derecho, a su entera discreción y en cualquier momento durante la vigencia del presente Contrato, de solicitar el establecimiento de una cuenta de garantía (“Escrow”) para asegurar el cumplimiento de las obligaciones estipuladas en este Contrato. La cuenta de garantía será administrada por un agente independiente designado de común acuerdo entre la Compañía y el Concesionario, y los costos asociados con su establecimiento y administración serán compartidos equitativamente, salvo que se acuerde lo contrario por escrito. La cuenta podrá contener fondos, documentos o títulos relacionados con las Concesiones Mineras, los cuales únicamente serán liberados al cumplirse las condiciones específicas establecidas en este Contrato o mediante instrucciones escritas de ambas partes. En caso de disputa, el agente de garantía mantendrá la custodia de los bienes hasta que se alcance un acuerdo mutuo o se emita una orden judicial definitiva. Si el Concesionario se niegan a cooperar en el establecimiento de la cuenta de garantía a solicitud de la Compañía, esta podrá suspender sus obligaciones conforme al presente Contrato hasta que dicha cuenta sea debidamente establecida.

8.Role of the Seller After the Sale

Upon the execution of the Assignment Agreement and the transfer of titles, Tomas Ramirez Lopez (hereinafter, "Mr. Ramirez") shall exclusively provide services to the Company for a period of five (5) years, under the terms and conditions set forth in a separate service agreement, which must be signed before the effective date of the transfer.

8.Rol del Vendedor Después de la Venta

Una vez firmada la Cesión de Derechos y ejecutada la transferencia de los títulos, el Sr. Tomas Ramírez Lopez (en adelante “Sr. Ramírez”) prestará servicios exclusivamente para la Compañía durante un periodo de cinco (5) años, bajo los términos y condiciones establecidos en un contrato separado de prestación de servicios, que deberá ser firmado antes de la fecha efectiva de la transferencia.

During this period, Mr. Ramirez shall act as an exclusive consultant to the Company, receiving a monthly compensation mutually agreed upon by the parties. These services shall include, but are not limited to, advising on the operation, management, and development of the Mineral Concessions, facilitating communication with local authorities, assisting in obtaining permits, and supporting operational and logistical activities.

Durante este periodo, el Sr. Ramírez actuará como consultor exclusivo de la Compañía, percibiendo una remuneración mensual previamente acordada por ambas partes. Dichos servicios incluirán, entre otros, asesoría en la operación, gestión y desarrollo de las Concesiones Mineras, facilitación de comunicación con autoridades locales, asistencia en la obtención de permisos y apoyo en actividades operativas y logísticas.

During the five (5) year period, Mr. Ramirez agrees not to explore, exploit, or participate, directly or indirectly, in any activity related to minerals, whether metallic or non-metallic, outside the scope of his relationship with the Company. This non-compete obligation prohibits Mr. Ramirez from associating with third parties to engage in any mining activities that may conflict with the interests of the Company.

Durante el periodo de cinco (5) años, el Sr. Ramírez se compromete a no explorar, explotar ni participar directa o indirectamente en ninguna actividad relacionada con minerales, ya sean metálicos o no metálicos, fuera del alcance de su relación con la Compañía. Esta obligación de no competencia (non-compete) incluye no asociarse con terceros para realizar actividades mineras que puedan entrar en conflicto con los intereses de la Compañía.

During his service, Mr. Ramirez shall provide the Company with full access to all technical, operational, and financial information related to the Mineral Concessions.

El Sr. Ramírez deberá proporcionar a la Compañía acceso completo a toda la información técnica, operativa y financiera relacionada con las Concesiones Mineras durante el periodo de prestación de sus servicios.

At the end of the five (5) year period, any further contractual relationship between the Company and Mr. Ramirez shall be formalized through a new, independent written agreement, subject to the terms and conditions mutually agreed upon at that time.

Al finalizar el periodo de cinco (5) años, cualquier relación contractual adicional entre la Compañía y el Sr. Ramírez deberá ser formalizada mediante un nuevo acuerdo independiente y por escrito, sujeto a los términos y condiciones que las partes acuerden en ese momento.

9.Confidentiality	9.Confidencialidad
The parties agree that all information relating to this Agreement, including but not limited to technical, financial, strategic, and operational data, shall be considered strictly confidential.

Las partes acuerdan que toda la información relacionada con este Contrato, incluyendo, pero no limitado a datos técnicos, financieros, estratégicos y operativos, será considerada estrictamente confidencial.

Neither party may disclose such information to any third party without the other party's prior written consent, except as required by a competent judicial or regulatory authority.

Ninguna de las partes podrá divulgar dicha información a terceros sin el consentimiento previo y por escrito de la otra parte, salvo que sea requerido por una autoridad judicial o regulatoria competente.

The confidentiality obligations set forth in this clause shall remain in effect even after this Agreement is terminated for five (5) years.	Las obligaciones de confidencialidad establecidas en esta cláusula permanecerán vigentes incluso después de la terminación del presente Contrato por un periodo de cinco (5) años.
Failure to comply with this clause will entitle the affected party to claim the corresponding damages without prejudice to other applicable legal actions.	El incumplimiento de esta cláusula dará derecho a la parte afectada a reclamar los daños y perjuicios que correspondan, sin perjuicio de otras acciones legales aplicables.

10.Miscellaneous	10.Misceláneos

A.Assignment. The Company may assign or otherwise dispose, in whole or in part, of any of its rights and obligations hereunder, provided that any assignee of any such interest shall have first assumed all of the obligations of the Company under this Agreement. The Company shall notify the Property Owner in writing of any assignment as herein provided, within thirty (30) days of the date of assignment

A.Cesión. Las Compañías podrán transmitir o disponer en cualquier forma, parcial o totalmente, de sus derechos u obligaciones en el presente Contrato, con la condicionante de que todo adquirente de dicho interés deberá previamente asumir todas las obligaciones de la Compañía en el presente Contrato. En caso de cesión de contrato conforme a la presente Cláusula, la Compañía deberá de notificarlo por escrito al Concesionario dentro de un término de treinta (30) días posteriores a dicha cesión.

B.Force Majeure. If at any time during the currency of this Agreement the Company is impeded, restricted or delayed or simply opts to suspend execution of the Mining Activities by reasons of, among others, strikes, walk-outs, denials of full or partial access for any reason to the land covering the Mineral Concessions, criminal danger, threats, extortion, murder or intend to murder the Company’s or contractor’s employees, labor shortages, power shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations, shipping delays or any other reason beyond the control of the Company (such events hereinafter referred to as “Force Majeure”), the time permitted for such performance and the Term shall be automatically extended, without requiring notices or judicial notification to the Property Owner, by a period of time equal to the period of each such Force Majeure plus a ten (10) day grace period. The Company shall, within ten (10) days, give notices to the Property Owner of each event of Force Majeure occurred and upon cessation of such event shall furnish the Property Owner with notice to that effect together with particulars of the event and the number of days by which the obligations of the Company and the Term have been extended by virtue of the Force Majeure. This Agreement shall cease to be in full force and effect if Force Majeure remains in effect for an interrupted period of ten (10) years

B.Caso Fortuito o Fuerza Mayor. Si en cualquier tiempo durante el Término de Vigencia, la Compañía es impedida, restringida o interferida o simplemente opta por suspender la ejecución de las Actividades Mineras por razones, entre otros, de huelgas, conflictos laborales, impedimento o restricción de acceso por cualquier causa a los lotes mineros amparados por las Concesiones Mineras, inseguridad criminal, amenazas, extorsión, atentados o muerte en contra de algún trabajador, contratista, representante o director de la Compañía o de sus contratistas, escasez de fuerza laboral, apagones eléctricos, escasez de combustible, incendios, guerras, actos de naturaleza, mandamientos girados por autoridad competente, retrasos de embarque o por cualquier otra razón fuera del control de la Compañía (denominados “Casos Fortuitos o de Fuerza Mayor”), el término para el cumplimiento de las obligaciones de la Compañía en el presente Contrato y el Término de Vigencia deberán ser prorrogados automáticamente, sin requerir aviso o interpelación judicial al Concesionario, por un periodo de tiempo igual al periodo de duración del Caso Fortuito o de Fuerza Mayor, más un plazo de gracias de diez (10) días. La Compañía notificara al Concesionario dentro de los diez (10) días posteriores al acontecimiento de cada evento, el inicio y la conclusión del Caso Fortuito o de Fuerza Mayor, especificando las particularidades del evento y el número de días por los cuales el cumplimiento de las obligaciones de la Compañía y el Término de Vigencia han sido extendidas por Caso Fortuito o Fuerza Mayor. El presente Contrato terminará y dejará de surtir efectos legales plenos si el Caso Fortuito o Fuerza Mayor permanece por un periodo ininterrumpido de diez (10) años.

C.Area of Interest. The parties anticipate that the mining concessions subject matter of this Agreement will be expanded through the staking and acquisition of additional mineral claims and/or rights attached to mineral claims by the Property Owner. Such additional claims and/or rights attached to mineral claims will be registered to the Property Owner, and at the option of the Company, will form part of the Mineral Concessions for the purposes of this Agreement and will be automatically incorporated into this Agreement at no additional payments to the Property Owner. In the event that the Company elects to include such claims as part of the Mineral Concessions, the Company will incur all costs and expenses associated to the staking and acquisition of such mineral claims, or any rights attached to additional property or mineral claims, within five (5) kilometers of the boundaries of the Mineral Concessions, such additional mineral rights or concessions, at the option of the Company, shall be automatically incorporated into this Agreement and the Company shall have the right to acquire such additional claims or rights in consideration for reimbursing the Property Owner for all costs associated with the acquisition of such claims or rights, which have not otherwise been paid for by the Company.

C.Área de Interés Mutuo. Las partes anticipan que las Concesiones Mineras sujetas al presente Contrato serán expandidas mediante el denuncio o la adquisición de concesiones mineras y/o derechos derivados sobre concesiones mineras adicionales por parte del Concesionario. Dichas concesiones mineras adicionales y/o derechos derivados de concesiones mineras serán inscritos a nombre del Concesionario y, a discreción de la Compañía, formarán parte de las Concesiones Mineras para efectos del presente Contrato, y se incorporarán automáticamente al mismo sin pago adicional al Concesionario. Si la Compañía opta por incluir dichas concesiones o derechos mineros como parde de las Concesiones Mineras, la Compañía será responsable de todos los gastos relacionados con el denuncio y adquisición de dichas concesiones o derechos mineros adicionales. Si el Concesionario adquiere concesiones mineras o derechos mineros adicionales dentro de un área de cinco (5) kilómetros a partir del perímetro exterior de las Concesiones Mineras, dichas concesiones o derechos mineros adicionales se incorporarán, a discreción de la Compañía, automáticamente a este Contrato y la Compañía tendrá el derecho de adquirir dichas concesiones mineras o derechos mineros adicionales mediante reembolso al Concesionario de todos los gastos incurridos en dicha adquisición, que no hayan sido pagados de otra forma por la Compañía.

D.Default and Rescission. If at any time during the Term any of the parties (the “Defaulting Party”) fails to perform any of its obligations required to be performed hereunder or is in breach of a warranty given herein, the other party may rescind this Agreement but only if:

D.Incumplimiento y Rescisión. Si en cualquier tiempo durante el Término de Vigencia, una de las partes incumple cualquiera de sus obligaciones pactadas en el presente Contrato o se encuentra en falsedad de alguna de sus manifestaciones o garantías (a dicha parte incumplida se le denomina la “Parte Incumplida”), la otra parte tendrá el derecho de dar por rescindido el presente Contrato, pero solo si:

a. It has first given to the Defaulting Party a notice of default (the “Notice of Default”) containing the particulars of the obligation(s) which it has not performed and/or the warranty breached; and

a.Dicha parte notifica previamente a la Parte Incumplida un aviso por escrito de incumplimiento (denominado el “Aviso de Incumplimiento”), describiendo las particularidades de la obligación incumplida y/o la manifestación o garantía falsa; y

b.The Defaulting Party has not, within thirty (30) calendar days following delivery of the Notice of Default, cured such default by appropriate performance or corrected such warranty breached.

b.La parte Incumplida no remedia dicho incumplimiento mediante el cumplimiento de obligación incumplida o la corrección de la manifestación o garantía falsa dentro de un término de treinta (30) días naturales posteriores a la notificación del Aviso de Incumplimiento.

E.Disclosure. Subject to compliance with applicable regulatory policies, all announcements to third parties pertaining to this Agreement and the transactions contemplated herein will be subject to review and reasonable input of all parties before public disclosure.

E.Divulgación. Sujeto al cumplimiento de políticas regulatorias aplicables, todas las comunicaciones a terceros relacionados con el presente Contrato y las transacciones que este contempla, serán sujetas al análisis y revisión razonable de todas las partes con anticipación a su divulgación pública.

F.Notices. Any notice or notification (“Notice”) given or required to be given between the parties as a result of the application of this Agreement shall be given in writing and shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are set out by the parties at the beginning of this Agreement. The parties may, at any time, change their domiciles on ten (10) day written notice to the other party. All Notices shall be given (i) by personal delivery, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested or by commercial courier. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and if not delivered during normal during business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following actual receipt of the mailed confirmation, and (iii) if solely by mail or by commercial carrier, on the next business day after actual receipt. A Party may change its address by Notice to the other party

F.Notificaciones. Todos los avisos o notificaciones (“Aviso”) que deban darse entre las partes como resultado de la aplicación del presente Contrato deberán darse por escrito y deberán ser dirigidos a las partes al domicilio manifestado para efectos de este Contrato, el cual hasta que no exista comunicación por escrito en contrario deberá entenderse que es el domicilio manifestado por cada una de las partes en el proemio del presente Contrato. Las partes podrán cambiar sus domicilios mediante aviso notificado a la otra parte con diez (10) días de anticipación a que surta efectos le cambio de domicilio. Todas las notificaciones deberán ser hechas: (i) personalmente, (ii) mediante medios electrónicos con confirmación subsiguiente por correo certificado o registrado solicitando la confirmación de recepción correspondiente, (iii) mediante correo certificado o registrado solicitando la confirmación de recepción correspondiente, o (iv) mediante servicio de paquetería comercial solicitando la confirmación de recepción correspondiente. Todo Aviso será válido y se considerará que ha sido recibido para todos los efectos legales correspondientes (i) si fue hecha personalmente, en la fecha en la que fue hecha si es que fue hecha durante horario normal de trabajo, y si no fue hecha en horario normal de trabajo, en el día hábil siguiente a la fecha de notificación, (ii) si fue hecha mediante medios electrónicos, en el día hábil siguiente al recibo de la confirmación enviada por correo certificado o registrado, y (iii) si fue hecha mediante correo o paquetería comercial, en el día hábil siguiente a su recepción.

G.Entire Agreement. This Agreement sets forth the entire understanding of the parties in respect of the subject matter hereof and it shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter hereof

G.Acuerdo Total. El presente Contrato contiene el acuerdo total de las partes respecto a su objeto jurídico, por lo que el mismo cancela y deja sin efecto cualquier otro acuerdo o entendimiento, ya sea verbal o escrito, que hayan celebrado las partes con respecto a dicho objeto.

H.Amendments. This Agreement may not be amended except in writing executed by each of the parties hereto.	H.Modificaciones. El presente Contrato no podrá ser modificado, al menos que dichas modificaciones sean hechas por escrito firmado por las partes.

I.Further Assurance. The parties shall promptly execute or cause to be executed all documents, deeds, conveyances, and other installments or further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement, including the signing, ratification before notary public and registration of this Agreement and the Assignment Agreement at the Mines Recorders Office and any acquisition by the Company directly or indirectly by the Mexican subsidiary of title to the Mineral Concessions pursuant to this Agreement.

I.Diligencias Adicionales. Las partes realizaran oportunamente todo acto o diligencia y firmaran todo documento, instrumento o garantía de compromiso que sea requerido para dar cumplimiento a la voluntad de las partes contenidas en el presente Contrato, incluyendo la firma, ratificación ante notario público e inscripción ante el Registro Público de Minería del presente Contrato, la Cesión de Derechos o la titularidad que llegara a adquirir la Compañía, ya sea directamente o a través de la subsidiaria mexicana, sobre las Concesiones Mineras con motivo del presente Contrato.

J.Successors. This Agreement shall inure to the benefit of and the binding upon the parties and their respective successors and permitted assigns.	J.Sucesores. El presente Contrato beneficia y obliga a las partes, así como a sus respectivos herederos causahabientes y cesionarios autorizados.

K.Costs and Expenses. Except as otherwise specifically established herein, each party will bear its own expenses in connection with the transactions contemplated herein, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, and agents by such party. The parties will indemnify each other against any claims, costs, losses, expenses, or liabilities arising from any claim for commissions, finder’s fees, or other compensation in connection with this transaction, which may be asserted by any person, based on any agreement or arrangement for payment by the other party.

K.Costos y Gastos. Con excepción a lo que específicamente está previsto en el presente Contrato, cada una de las partes será responsable de sus propios gastos relacionados con las transacciones contempladas en el presente documento, incluyendo, sin limitación, los costos y gastos de abogados, ingenieros, intermediarios bursátiles, financistas, gestores y descubridores (finders) que hayan sido contratados por dicha parte. Las partes se indemnizarán mutuamente por cualquier reclamación, costo, perdida, gasto o pasivo que resulte de alguna reclamación por comisiones, prima por descubrimiento u otra compensación relacionada con las transacciones contempladas en el presente Contrato, que sea interpuesta por cualquier persona basada en algún acuerdo o convenio de pago de la otra parte.

L.Language. This Agreement is executed in English and Spanish; in the event of a discrepancy between the two versions, the Spanish version shall prevail in as much as it benefits the Company. The parties acknowledge having obtained sufficient independent legal advice and having read and understood (through their interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions.

L.Idioma. Las partes celebran el presente Contrato en los idiomas español e inglés. En caso de discrepancia entre las dos versiones, la versión en español prevalecerá en la medida en que tal interpretación beneficie a la Compañía. Las partes reconocen haber obtenido el suficiente asesoramiento legal independiente y el haber leído y entendido a través de sus intérpretes y asesores legales los efectos legales y validez del presente Contrato en las versiones español e inglés.

M.Termination. This Agreement shall terminate and cease to be of no further force and effect by:	M.Terminación. El presente Contrato terminará y dejará de surtir efectos legales plenos al ocurrir cualquiera de las siguientes causales:
a.Early termination of this Agreement by the Company, and;	a.Terminación anticipada de Contrato por parte de la Compañía, y;
b.By mutual agreement.	b.Por mutuo acuerdo.

N.Electronic and Handwritten Signatures. The Parties expressly agree and acknowledge that this Agreement may be signed electronically, and such electronic signatures shall have the same legal validity, enforceability, and effect as handwritten signatures, in accordance with applicable laws and regulations.

N.Firmas Electrónicas y Autógrafas. Las partes aceptan y reconocen expresamente que el presente Contrato podrá ser firmado electrónicamente, y dichas firmas electrónicas tendrán la misma validez legal, fuerza ejecutiva y efecto que las firmas autógrafas, de conformidad con las leyes y regulaciones aplicables.

Notwithstanding the foregoing, the Company reserves the right, at its sole discretion and at any time, to request the Property Owner to execute a handwritten (wet-ink) signature version of this Agreement. Upon such request, the Property Owner agrees to promptly provide a duly signed physical copy of the Agreement without undue delay.

No obstante lo anterior, la Compañía se reserva el derecho, a su entera discreción y en cualquier momento, de solicitar al Concesionario la firma autógrafa (en tinta húmeda) de una versión física del presente contrato. Ante dicha solicitud, el Concesionario se compromete a proporcionar de manera pronta y sin demora indebida una copia física debidamente firmada del contrato.

The failure to provide a handwritten signature upon the Company's request may constitute a material breach of this Agreement, subject to the applicable remedies set forth herein	El incumplimiento de esta obligación por parte del Concesionario podrá constituir un incumplimiento material del presente contrato, sujeto a las medidas y remedios aplicables establecidos en el mismo.

O.Governing Law and Jurisdiction. This Agreement is governed by the laws of Mexico. For the interpretation, compliance, or enforcement of the provisions of this Agreement, the parties submit to the jurisdiction of the State courts located in Hermosillo, Sonora, Mexico, expressly waiving any other jurisdiction or venue to which they may be entitled by reason of their current or future domiciles, or by virtue of any applicable legal provision now or in the future.

O.Legislación Aplicable y Jurisdicción. El presente Contrato es gobernado por las leyes de México. Para la interpretación, cumplimiento o ejecución de las disposiciones del presente Contrato, las partes se someten a la competencia y jurisdicción de los tribunales estatales con sede y competencia en Hermosillo, Sonora, México, renunciando a la competencia y jurisdicción de cualquier otro juzgado, tribunal o corte, de cualquier naturaleza, a la que pudieran tener derecho en virtud de sus domicilios actuales o futuros, o en virtud de cualquier dispositivo legal que fuera o pudiera ser aplicable en el futuro.

IN WITNESS WHEREOF the parties have executed this Agreement on the 20th of December of 2024.	EN CONSTANCIA DE LO ANTERIOR las partes firman el presente Contrato en el día 20 de diciembre de 2024.

The “Property Owner”/ El “Concesionario”

/s/ Tomas Ramirez Lopez

Tomas Ramirez Lopez

The Company/La Compañía

/s/ Steven Arenal

Steven Arenal

Chairman